CONSULTING AND MANAGEMENT AGREEMENT

This Consulting and Management Agreement (“Agreement”) is made as of this 8th day of April, 2009 by and between China America Holdings, Inc., a Florida corporation (“Client”), and China Direct Investments, Inc., a Florida corporation (“Consultant”).  Client and Consultant may collectively be referred to as the “Parties”.

W I T N E S S E T H:

WHEREAS, Client desires to engage the services of Consultant as its representative in the United States and to provide Client with the services as more fully set forth in this Agreement; and

WHEREAS, Consultant is desirous of performing such services on behalf of Client.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:

1.  Consulting Services.  Upon the terms and subject to the conditions contained in this Agreement, Consultant hereby agrees that it shall, during the term of this Agreement, undertake the performance of the following services (the “Services”):

a.	Familiarize itself, to the extent appropriate and feasible, with the business, operations, properties, financial condition, management and prospects of Client;

b.	Advise Client on matters relating to its capitalization;

c.	Evaluate alternative financing structures and arrangements and potential sources of investment capital;

d.	Assist Client in developing appropriate acquisition criteria and identifying target industries;

e.	Identify, evaluate, structure and provide advice in connection with potential mergers and acquisitions, divestitures, spin-offs, joint ventures and other corporate transactions;

f.	Assist Client in evaluating and make recommendations concerning the relationships among Client's various lines of business and potential areas for business growth;

g.	Assist with translation of documents (Chinese/English);

h.
Manage and enter into contracts for professional resources on behalf of and as required by Client in its U.S. operations and regulatory compliance (i.e. legal, accounting, auditing, transfer agent, public relations services and such other services mutually agreed on by the Parties);

i.	Assist in the creation of marketing and sales plans;

j.	Manage investor road shows/investment conferences;

k.
Coordinate the preparation and filing of all required public disclosures as required by the Securities and Exchange Commission and such other governmental and regulatory agencies in the United States and in each state where Client maintains an office or is required to comply with state laws in the United States;

l.	Provide assistance in financial management and the implementation of internal controls;

m.	Maintain Client’s U.S. representative offices; and

n.	Provide such other services upon which the Parties may mutually agree.

2. Term. The Agreement shall be for a term of twelve (12) months from January 1, 2009 to December 31, 2009. This Agreement may be extended for an additional twelve (12) months by Client upon the mutual agreement of both Client and the Consultant and the payment of additional compensation to be agreed on by the Parties.

3. Consulting Fees and Expenses. Client shall pay Consultant for providing the Services the following compensation and reimbursement of expenses (the “Consulting Fees and Expenses”):

Client shall issue Consultant a total of 20,000,000 shares of Client’s Common Stock, $0.001 par value (the “Shares”) which shall be earned and issued as follows:

(i)  5,000,000 Shares shall be earned for services provided from January 1, 2009 through March 31, 2009 and issued on March 31, 2009;

(ii) 5,000,000 Shares shall be earned for services provided from April 1, 2009 through June 30, 2009 and issued on June 30, 2009;

(iii) 5,000,000 Shares shall be earned for services provided from July 1, 2009 through September 30, 2009 and issued on September 30, 2009; and

(iv) 5,000,000 Shares shall be earned for services provided from October 1, 2009 through December 31, 2009 and issued on December 31, 2009.

a.
Award  Fees.  This agreement provides for the payment of discretionary award fees to be paid to Consultant and/or its designees.  Upon the mutual agreement of the Parties, Client can pay to Consultant fees in either cash or other marketable securities.

b.
Expenses.  All costs and expenses necessary for the legal, accounting, transfer agent, public relations services and other professional services necessary in the operation of Client’s business in the U.S., travel and living expenses, copying and shipping expenses and other costs and expenses incurred in connection with any transactions contemplated by this Agreement (the “Expenses”).  The Expenses shall be paid by Client either directly to the provider of such service or if paid or incurred by Consultant, such amount shall be paid to Consultant.

4. Information.  In connection with Consultant providing Services hereunder, Client will cooperate with Consultant and furnish Consultant upon request with all information regarding the business, operations, properties, financial condition, management and prospects of Client (all such information so furnished being the “Information”) which Consultant deems appropriate and will provide Consultant with access to Client's officers, directors, employees, independent accountants and legal counsel.  Client represents and warrants to Consultant that all Information made available to Consultant in connection with the performance of the Services under this Agreement will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or will be made.  Client further represents and warrants that any projections and other forward-looking information provided by it to Consultant will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable.  Client recognizes and confirms that Consultant:  (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; and (ii) does not assume responsibility for the accuracy or completeness of the Information and any reports or other filings made by Client with the U.S. Securities and Exchange Commission.

5.  Warranties.  Consultant warrants that the Services to be provided under this Agreement shall be performed by qualified personnel in a professional manner employing reasonable commercial efforts.  This warranty shall be valid for a period of thirty (30) days from the performance of the Services.  Except as specifically provided in this Section 4, Consultant disclaims any and all other warranties with respect to the services provided hereunder, including without limitation any implied warranty of merchantability or fitness for a particular purpose. Consultant does not warrant the results of any services. In addition, Client acknowledges and agrees that Consultant is not engaged in the practice of law or the provision of legal services, and that Client alone is completely and independently responsible for compliance with all state, federal and international laws applicable to Client and the operation of its business.  Consultant’s entire liability to Client (or any other person or entity) for any loss or damages resulting from any breach of this Agreement, claims, demands or actions arising out of or relating to the Services, whether in contract, tort (including negligence) or otherwise, shall not exceed the sum of $5,000.  In no event will Consultant or its affiliates be liable for any damages caused by the Client's action or inaction, or for any indirect, incidental, consequential, special, punitive or exemplary damages or lost profits, including, but not limited to, damages for loss of business profits, business interruption, loss of business information, data, goodwill or other pecuniary loss arising from Consultant’s failure to provide the Services even if Consultant has been advised of the possibility of such damages.

6. Indemnification.  Client agrees to indemnify and hold the Consultant and its subsidiaries and their respective officers, directors, employees and agents and (collectively, the “Consultant Indemnitees”) harmless from all Consultant Indemnified Liabilities.  For this purpose, “Consultant Indemnified Liabilities” shall mean all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, fines, settlements, interest and damages (including reasonable attorneys’ fees and expenses), whether suit is instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party, incurred or suffered by the Consultant Indemnitees or any of them arising from, in connection with or as a result of Consultant’s performance or non-performance of the Services set forth in this Agreement and a breach of any of Client’s representations under this Agreement.

7. Termination. Consultant may terminate this Agreement at any time by providing Client 30 days prior written notice, it being understood by the Parties that at the time of such termination, all amounts due hereunder up to the date of termination shall be paid in full by Client to Consultant.  Client may terminate this Agreement only for Consultant’s breach of a material term or condition of this Agreement if Consultant does not cure the breach within thirty (30) days after receiving written notice from Client describing the material breach.  In no event shall the Party exercising its right under this Section 7 be precluded by the exercise of such termination right from pursuing, subject to the terms of this Agreement and applicable law, any cause of action or other claim it may then or at any time thereafter have against the other Party in respect of any breach or default by the other Party hereunder. From and after termination of this Agreement, the Parties shall continue to be bound by such provisions of this Agreement as by their nature survive such events, including, without limitation, Sections 4, 6 and 12.

8. Assignment and Subcontractors. This Agreement shall be assignable by Consultant. Client acknowledges that from time to time, Consultant may enlist a subcontractor to perform some of the Services provided to Client. In the event services to be performed as outlined in this Agreement are subcontracted to a third party, the third party shall accept responsibility for the performance of such activities. Consultant will cease to bear any responsibility related to the performance of subcontracted services; however the Consultant will act as liaison between the subcontractor and Client, to monitor the performance of services to be provided by any third party.

9.  Modifications.  This Agreement can only be modified by a written agreement duly signed by persons authorized to sign agreements on behalf of Client and Consultant, and variance from or addition to the terms and conditions of this Agreement or other written notification will be of no effect.  The failure of any Party to enforce any right it is granted herein, or to require the performance by the other Party hereto of any provision of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such provisions or be deemed a waiver of any subsequent breach of this Agreement.

10.  Entire Understanding.  This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof, and merges all prior discussions between them and supersedes and replaces any and every other agreement or understanding which may have existed between the Parties to the extent that any such agreement or understanding relates to providing services to Client. To the extent, if any, that the terms and conditions of Client’s orders or other correspondence are inconsistent with this Agreement, this Agreement shall control.

11.  Force Majeure.  No delay, failure or default in performance of any obligation by either Party, excepting all obligations to make payments hereunder, shall constitute a breach of this Agreement to the extent caused by, in whole or in part, the other Party (and within the other party’s reasonable control) or an act of God, war, civil disturbance, terrorist act, court order, labor dispute, or other cause beyond its reasonable control, and such nonperformance will not be a default under this Agreement.

12.  Laws, Severability, Venue, Waivers.  The validity of this Agreement and the rights, obligations and relations of the Parties hereunder shall be construed and determined under and in accordance with the laws of the State of Florida, without regard to conflicts of law principles thereunder provided, however, that if any provision of this Agreement is determined by a court of competent jurisdiction to be in violation of any applicable law or otherwise invalid or unenforceable, such provision shall to such extent as it shall be determined to be illegal, invalid or unenforceable under such law be deemed null and void, but this Agreement shall otherwise remain in full force.  Suit to enforce any provision of this Agreement, or any right, remedy or other matter arising therefrom, will be brought exclusively in the state or federal courts located in Broward County, Florida.  Client agrees and consents to venue in Broward County, Florida and to the in personam jurisdiction of these courts and hereby irrevocably waives any right to a trial by jury.

13.  Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

14.  Other Activities. Nothing contained herein shall prevent Consultant from acquiring or participating in a transaction of any kind with any other entity proposed by Consultant to be acquired by Client. Such transaction may be acquired at a price and upon terms and conditions more or less favorable than those offered to Client.

15.  Disclaimer. Consultant acknowledges that it has and will during the term of this Agreement, rely upon information provided by Client in connection with the performance of the Services and in accepting the Client’s securities as full or partial payment of the Consulting Fees under this Agreement.

16.  Notices. All notices to be given hereunder shall be in writing, with fax notices being an acceptable substitute for mail and/or and delivery to:

Consultant:	Client:
China Direct Investments, Inc. 431 Fairway Drive, Suite 200 Deerfield Beach, Florida 33441 Fax: (954) 363-7320 Attn. General Counsel	China America Holdings, Inc. 333 E. Huhua Road, Huating Economic & Development Area, Jiading District Shanghai, China, 201811 Fax: 86-21-59974148 Attn. Shaoyin Wang

17.  Controlling Language, Currency.  This Agreement is in the English language only, which language shall be controlling in all respects. Translation, if any, of this Agreement into any foreign language shall not be of any force or effect in the interpretation of this Agreement or in the determination of the intent of the Parties. All calculations and determinations of dates and time periods under this Agreement shall be by reference to the date and local time in Deerfield Beach, Florida, at which any relevant event occurs and not the date and local time at the actual place in the world at which the relevant event in fact occurs. All fees and other monetary amounts referenced in or payable under this Agreement shall be in U.S. Dollars. Each Party undertakes to obtain from its respective government whatever authorization, approvals, licenses or permits are required in order for it to perform all its obligations under this Agreement in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.
Client: China America Holdings, Inc. By: __/s/ Shaoyin Wang___________ Name: ___ Shaoyin Wang __________ Title: ___CEO____________________	Consultant: China Direct Investments, Inc. By: ___/s/ James Wang_________________ Name: __ James Wang ______________ Title: ____ CEO ______________________